This definitive agreement is between Inform Worldwide Holdings Inc. ( Henceforth referred as (“IWWT") and Opal Industries, Inc.(Henceforth referred to as “OPAL”) IWWI conducts business from its address of record and office at 2501 North Green Valley Parkway, Suite 110, Henderson, NV 89104. OPAL conducts business from it address of record at P.O. Bow 980, Latrobe, PA 15650.

Whereas, it is know that this definitive agreement is a binding agreement between IWWI and OPAL.  However, a subsequent final document will be prepared.  The following document will not alter terms of this definitive agreement, without consent of both parties, or change the status of the binding nature of this document.  The subsequent document will formalize this document.

Whereas, be it known, that for good consideration, and in payment of the sum of $5,000.00 and restricted stock in IWWI of the value of $15,000, the receipt and sufficiency of which is acknowledged, OPAL hereby sells, transfers, and assigns forever the following described permit, and least to IWWI.  The permit and lease is in reference to the “Nowrytown #1” mine site that consists of the “Sellinger”, “Mancabelli” , and “Topplers” Lese. Its is acknowledged tha the only lease OPAL is to assign, in good standing, is the “Toplers” lease. IWWI has thirty days to commence transfer process of said permit and 140 business days to complete said transfer, IWWI will have the right to immediately commence mining activity and possess all the rights under the permit.  IWWI will have the right to operate under the bond of OPAL for 140 business day.  IWWI will have 140 business day to replace the OPAL bond, allowing OPAL to claim their bond. IWWI will assume the liability of the bond, upon the commencement of mining activity.  IWWI has 30 days to deliver the restricted stock of IWWI.

Whereas, OPAL has 140 business day to remove all equipment owned, or leased by OPAL from the “Nowrytown#1” site.

OPAL warrants to IWWI that it has food and marketable title to said permit and lease, full authority to sell and transfer said permit and lease, and the said permit and lease are sold free of all liens, encumbrances, liabilities and adverse claims of every nature and description whatsoever.

OPAL further warrants to IWWI that it will full defend, protect, indemnify and hold harmless the IWWI and its lawful successors and assigns from any adverse claim thereto.

OPAL will give first right of refusal on the sale of all of its coal related holding to IWWI.

Signed this 25th day of May, 2007.

In the presence of:

/s/ Harry E Freed                                                                                     /s/Ashvin Mascarenhas
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Harry E. Freed                                                                                       Ashvin Mascarenhas, C.E.O.
Opal Industries, Inc.                                                                             Inform Worldwide Holdings, Inc.